EXHIBIT 99.1
1259 NW 21st Street
Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION:
June 20, 2012	954-917-4114
HOWARD L. EHLER, JR.
CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. ANNOUNCES IT HAS ENTERED
 INTO A LOAN AGREEMENT AND COMMENCED ACQUISITION
DISCUSSIONS WITH Q.E.P. CO., INC.

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) (the “Company”") announced today that it had entered into a loan agreement with QEP Co., Inc. (“QEPC.PK”), a worldwide manufacturer, marketer  and distributor of hardwood flooring, flooring installation tools, adhesives and flooring related products, to provide the Company with a line of credit up to $500,000. The line of credit is secured by a lien on substantially all the assets of the Company and is subject to certain financial covenants and other customary restrictions. The line of credit, which would mature no later than on December 14, 2012, is intended to provide the Company funds for its current working capital needs and any transaction costs that may be incurred as a result of a subsequent merger between the Company and QEP Co., Inc.

In connection with the Line of Credit, the Company and QEP entered into a non-binding Letter of Intent (the “LOI”) with regard to a proposed acquisition of the Company by QEP. QEP has the right to terminate the LOI at any time for any reason. The LOI would automatically terminate on July 12, 2012, if a definitive binding merger agreement has not been executed by that date unless extended by mutual consent of the parties. The LOI provides, among other things, that QEP would agree to purchase 100% of the Common Stock of the Company for a price of no more than $.30 per share. The proposed merger transaction would be subject to a number of customary closing conditions, including obtaining approval from the holders of a majority of the Company’s outstanding shares of common stock at a Company shareholder meeting to be held. There can be no assurance that the Company will eventually enter into a definitive merger agreement, or that QEP will ultimately pay $.30 per share.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated “This Loan Agreement provides the Company with the necessary funds to address the immediate liquidity needs of its operations during this difficult period in the construction industry. We are excited about the potential acquisition of our Company by QEP. Should our Company join forces with QEP, I believe it would strengthen our operations and greatly enhance our Company’s ability to improve our market position.”

 For more information, please refer to the Company’s Form 8-K which is being filed with the Securities and Exchange Commission on June 20, 2012 and which will be available on the Company’s website www.imperialindustries.com shortly thereafter.

Imperial Industries, Inc., through its subsidiary, Premix-Marbletite Manufacturing Co. is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others and sells products primarily in the State of Florida and to a lesser extent the rest of the Southeastern United States and the Caribbean, with facilities in the State of Florida. See our website at www.imperialindustries.com for more information about the Company.

Page 2 of News Release dated June 20, 2012

Q.E.P. Co., Inc. is a leading worldwide manufacturer, marketer and distributor of a comprehensive line of hardwood flooring, flooring installation tools, adhesives and flooring related products targeted for the professional installer as well as the do-it-yourselfer. Under brand names including QEP ®, ROBERTS ®, Capital ®, Harris ® Wood, Vitrex ®, PRCI ®, BRUTUS ®, Porta-Nailer ® and Elastiment ®, the Company markets over 3,000 flooring and flooring related products. In addition to a complete hardwood flooring line, QEP products are used primarily for surface preparation and installation of wood, laminate, ceramic tile, carpet and vinyl flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and throughout the world.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements and Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

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